Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of The Bank of N.T. Butterfield & Son Limited of our report dated February 22, 2016 (except for notes 28 and 29 to the consolidated financial statements, as to which the date is May 20, 2016) relating to the financial statements, which appears in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda

August 4, 2016